EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to us under the caption “Experts” in this Registration Statement on Form S-3 pertaining to the Stockholder Dividend Reinvestment and Employee Stock Purchase Plan, and to the incorporation by reference therein of our report dated March 11, 2010 with respect to the consolidated financial statements and effectiveness of internal control over financial reporting of Isabella Bank Corporation, included in its Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ Rehmann Robson, P.C.
Saginaw, Michigan
September 29, 2010